Exhibit 12.1

Air France S.A.

Computation of Ratio of Earnings to Fixed Charges

Computation of Pro Forma Ratio of Earnings to Fixed Charges

(amounts in € millions, except ratios)

Part I - Air France Historical Basis

	US GAAP			French GAAP
	Sep 30, 2003	March 31, 2003	March 31, 2002	Sep 30, 2003	March 31, 2003	March 31, 2002
Earnings
Pretax income from continuing operations	81	133	62	63	82	120
Fixed charges (below)	172	437	410	194	420	429
Amortization of capitalized interest	2	4	3	2	4	3
Distributed income of equity investees	3	12	2	3	12	2
Less:
-interest capitalized	(10)	(25)	(33)	(10)	(25)	(33)

Total Earnings	249	561	444	252	493	522
Fixed Charges
Interest expensed or capitalized (a)	62	215	194	76	180	193
Estimate of interest within rental expense	111	222	216	118	240	236

Total Fixed Charges	172	437	410	194	420	429
Ratio of Earnings to Fixed Charges	1.44	1.28	1.08	1.30	1.17	1.21

Part II - Air France - KLM Combined Pro Forma (b)

	US GAAP		French GAAP
	Sep 30, 2003	March 31, 2003	Sep 30, 2003	March 31, 2003
Earnings
Pro forma pretax income from continuing operations	222	64	228	303
Pro forma fixed charges (below)	287	685	309	668
Pro forma amortization of capitalized interest	2	4	2	4
Pro forma distributed income of equity investees	3	12	3	12
Less:
-Pro forma interest capitalized	(26)	(36)	(26)	(36)
-pro forma preference security div requirement (below)	(1)	(3)	(1)	(3)

Total Pro Forma Earnings	487	726	514	948
Fixed Charges
Pro forma interest expensed or capitalized (a)	131	370	145	335
Pro forma estimate of interest within rental expense	155	312	162	330
Pro forma preference security dividend requirement (c)	1	3	1	3

Total Fixed Charges	287	685	309	668
Pro forma Ratio of Earnings to Fixed Charges	1.70	1.06	1.67	1.42

Notes:

(a)	amounts are inclusive of amortization of premiums and discounts related to long-term debt

(b)	Air France - KLM Pro Forma earnings and fixed charge amounts have been adjusted to include the effects of the pro forma adjustments described on pages 116 through 144 of the Registration Statement on Form F-4.

(c)	amount relates to the pretax earnings that would be required to pay the dividends on outstanding cumulative preferred securities of KLM.